Exhibit 6.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT by and between E Med Future, Inc. (the "Company" "Employer' and Gary Kompothecras (the "Employee' dated October 1, 2021.

1. Employment

Subject to the terms and conditions set forth in this Agreement, Employer hereby employs Employee, and Employee hereby accepts employment with Employer.

2. Duties and Responsibilities

Employee's title, duties, hours, and responsibilities shall be as determined, from time to time, by the Board of Directors and/or Management of the Company and Employee shall have the initial title of Chief Executive Officer and President. For as long as Employee is employed by Employer, Employee will competently perform as an employee in accordance with the duties, hours, and responsibilities assigned and the Employee will devote his/her full business time and energies to advance the business and welfare of Employer and will not engage in any other business enterprise without the prior written approval of the Board of Directors of Employer or its designee.

3. Place of Employment

During the term of this Agreement, Employee will not be required to undertake any duties or responsibilities that would make it necessary or desirable to move Employee's residence.

4. Compensation

As full compensation for all services rendered under this Agreement, Employee shall receive the salary and other benefits described as follows:

a)       Salary: $100,000 per year (per an approved bonus schedule) until the Company raises $1,000,000 in capital funding, at which time the Employee salary will be increased to $120,000 per year. In addition, Employee is eligible to participate in any bonus pools established by the Company (e.g. management compensation bonus pool, 5% of pretax profits, once the Company reaches profitability). The salary shall be that set from time to time by the Company.

b)       Other Benefits Employee shall, if otherwise eligible under the terms thereof, be eligible to participate in the company 's medical, dental, retirement or life insurance plans, if any, under the same terms and conditions as are applicable to other employees in similar capacities.

c)       Vacation Employee shall be entitled to 15 days vacation per year of work. Employer reserves all rights as to approval of the dates of such vacation.

5. Business Expenses

a)       Business Expenses as Employee Expense. Any and all expenses incurred by the Employee, without prior approval and agreement to reimburse on the part of Employer, including, but not limited to, expenses related to travel, car maintenance and gasoline, cell phone, and pagers, are expenses of the Employee. Employer may advance sums to Employee from time to time for reasonable business expenses incurred by Employee in promoting the business of Employer.

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b)       Reimbursable Business Expenses. Employer may, in its sole discretion, agree to reimburse business expenses. The following requirements shall be met with respect to such reimbursable expenses:

(1) That all such expenditures are approved in advance by Employer or Designee in writing, and

(2) That Employee submit weekly itemized expense account data in the form required by Employee sufficient to substantiate a deduction for said pre-approved business expense under all applicable rules and regulations of federal and state taxing authorities.

6. Records and Accounts/Exclusive Property of Employer

All records relating in any manner whatsoever to the business of Employer or the customers or principals of Employer whether prepared by Employee or otherwise coming into his/her possession, shall be the exclusive property of Employer, regardless of who actually purchased, prepared, or acquired the original book or record. All such books and records shall be immediately returned to Employer by Employee upon termination of his/her employment hereunder of any reason. If Employee purchases any record, book, ledger, or similar item to be used of records keeping, Employee shall immediately notify Employer.

7. Term and Termination

a) The employment of the Executive by the Company shall terminate on the second anniversary of the Effective Date (the "Initial Term"), unless sooner terminated as hereinafter provided. Following the Initial Term, this Agreement shall be automatically renewed for successive additional one (1) year terms (each a "Renewal Term" and together with the Initial Term, the "Term"), unless either party gives prior written notice of non-renewal to the other party at least sixty (60) days prior to the termination date of the Initial Term or the then current Renewal Term, as applicable.. This employment contract shall terminate immediately and automatically for any of the following occurrences:

i.      Upon notice for cause, including but not limited to, the Employee's dishonesty in relations with or on behalf of Employer; or upon a material breach of this agreement by Employee; or violation in terms of Non-Disclosure Agreement entered into between Employer and Employee or between Employer and third parties.

ii.     The death of the Employee.

iii.   The legally adjudicated incompetence of the Employee.

b)       Protection of Confidential Information after Termination of Employment.

i.    Employee acknowledges that the sale of unauthorized use of, or disclosure of confidential information of Employer constitutes unfair competition. Employee promises and agrees not to engage in any unfair competition.

ii.    Employee shall not:

A.    Make known to any person, firm, or corporation the names or addresses of any of the customers or principals of Employer.

B.    For a period of three (3) years immediately following the termination of his/ her employment with the Employer, either directly or indirectly, solicit, or take away, or attempt to solicit, or take away any of the customers or principals of Employer either for him/herself of for any other person, firm, or corporation, by the use of confidential information obtained from Employer during his/her term or employment.

C.    Violate the terms of any non-disclosure agreement entered into by the Employee or by the Company .

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8. Restriction on Competitive Activity During Employment/Protection of Confidential Information/Conflict of Interests.

So long as Employee is employed by Employer, Employee shall not, unless specifically directed or authorized to do so in writing by the Board of the Directors directly or indirectly:

a)     Engage in any business or activities in competition in any manner whatsoever with the business of Employer.

b)    Call on, Solicit, or attempt to call on or solicit, any client or customer of Employer for the account of anyone other the Employer

c)     Reveal confidential information of either Employer or a principal to any individual, partnership, corporation, or association, including one in a business competitive with Employer in any manner whatsoever, other that as necessary and appropriate in the ordinary course of Employer's business. Confidential information includes but is not limited to, the names or addresses of any principal or customer of the Employer contact persons, purchasing of buying patterns, operating patterns, confidential technical information of a customer or principal, and/or any information subject to a non-disclosure agreement.

d)    Use or disclose any proprietary information or trade secrets of any former of concurrent employer or other person or entity, or bring onto the business premises of the Company any unpublished document or data or proprietary information belonging to any former of concurrent employer or other person or entity, or store any data evidencing any proprietary information or trade secrets of any former of concurrent employer or other person or entity in any computer which is used to store data of the Company or perform work for the Company. whether stand alone, or in network, and whether such computer is located on the business premises of the Company orelsewhere.

e)     Employee shall further execute and adhere to any Conflict of Interest Guidelines made available to Employee from time to time.

9. Inventions and Original Works

a)     Inventions/Original Works Retained and Licensed. Employee has completed and attached hereto a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to employment with the Company (collectively referred to as "Prior fnventionsil, which belong to Employee, which relate to the Company 's proposed business, products or research and development, and which are not assigned to the Company hereunder, or, if no such list is attached or the attached form titled "List of Prior Inventions and Original Works", Employee represents that there are no such Prior Inventions and acknowledges having none. If in the course of any employment with the Company , Employee incorporates into a Company product, process or machine a Prior Invention owned by Employee or in which Employee has, an ownership interest, the Company is hereby granted and shall have a nonexclusive, royalty free, irrevocable, ninety-nine (99) year worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine, which license shall be confirmed, in a separate writing or writings at the request of Employer.

b)    Assignment of Inventions. Employee agrees that Employee will promptly make full written disclosure to the Company will hold in trust for the sole right and benefit of the Company. and hereby assign to the Company. or its designee, all Employee's right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Employee is in the employ of the Company (collectively referred to as "Inventions'„ except as provided in below. Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of employment with the Company and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act. Employee understands and agrees that the decision whether or not to commercialize or market any invention developed by Employee solely or jointly with others is within the Company's sole discretion and for the Company's sole benefit and that no royalty will be due to Employee as a result of the Company's efforts or non-efforts to commercialize or market any such invention.

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c)     Inventions Assigned to the United States. Employee agrees to assign to the United States Government all Employee's right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Comnan‘ and the United States or any of its agencies.

d)    Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company .

The records will be available to and remain the sole property of the Company at all times.

e)     Patent and Copyright Registrations. Employee agrees to assist the Company. or its designee, at the Company's expense, in every proper way to secure, protect and/or transfer the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications oaths, assignments, licenses, and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, customers, purchasers and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Employee further agrees that his/her obligation to execute or cause to be executed, when it is in his/her power to do so, any such instrument or papers shall continue after the termination of this Agreement. if the Company is unable because of Employee's mental or physical incapacity or for any other reason to secure Employee's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney in fact, to act for and in his/her behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

f)     Exception to Assignments. Employee understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of Texas Labor Code, e.g. an invention that the Employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)    Relate at the time of conception or reduction to practice of the invention to the Employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)    Result from any work perfomled by the Employee for the Employer. Employee will advise the Company promptly in writing of any inventions that Employee believes meet s the criteria in Texas Labor Code and not otherwise disclosed.

10.      No Waiver

The waiver of a breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any further breach of such term or condition or the waiver of any other term or condition of this Agreement. Nothing contained in this Agreement shall be construed as prohibiting Employer from pursuing any other remedies available to it for any breach or threatened breach, including the recovery of money damages.

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11.      Severability

To the extent that the covenants and agreements set forth herein, or any portion thereof shall be found to be illegal or unenforceable of any reason, such word, clause, phrase, or sentence shall be modified or deleted in such a manner so as to make this Employment Contract as modified, legal and enforceable under applicable laws, and the balance of the covenants and agreements of the parties or parts thereof, shall not be affected thereby and shall remain in full force and effect.

12.     Assignment

This Agreement shall extend to and be binding on Employer and its successors and assigns. Except as otherwise provided herein, Employee's rights to receive payments pursuant to this Agreement shall be non-assignable.

13.      Specific Performance

The parties hereto agree that the services to be performed by Employee here under are of a special, unusual, and extraordinary character which gives them a unique value, and that in that in the course of said services , Employee will have access to and make use of various trade secrets and confidential information of Employer. Employees acknowledge that breach of any of his/her agreements pertaining to the protection of confidential information, whether by contract or by law, will result in irreparable and continuing damage to Employer for which there will be no adequate remedy at law. Accordingly, Employee agrees that Employer, in addition to any other rights and remedies which Employer may possess, shall be entitled to injunctive and other equitable relief to prevent misuse of confidential information.

14.      Controlling Law

This contract shall, in all respects be interpreted, constructed, and enforced according to the laws of the State of Texas. Any dispute arising under this agreement shall be heard in the Courts within the State of Texas.

15.      Amendment/Integration

Employee acknowledges and agrees that Employer has made no representations or offers other that those set forth herein. This contract is the final expression of the agreement between Employer and the Employee. This Contract may be amended at any time, but only by written instrument signed by the parties hereto. This Contract shall not under any circumstances be amended by implication. Non-Disclosure agreement(s) executed by the Employee shall be considered as addendum(s) hereto.

Copies and the Original. Facsimile and photocopies of this Agreement shall be deemed as valid as the original.

Signatures:

Employee

/s/ Gary Kompothecras

Gary Kompothecras

CEO and President

E Med Future, Inc.

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